Exhibit 99.1

Media contacts:	Investor contacts:
Judi Frost Mackey, +1 212 632 1428	Michael J. Castellano, +1 212 632 8262
judi.mackey@lazard.com	Chief Financial Officer

Richard Creswell, +1 44 207 187 2305	Jean Greene, +1 212 632 1905
richard.creswell@lazard.com	investorrelations@lazard.com

LAZARD LTD REPORTS FIRST-HALF AND SECOND-QUARTER 2007 RESULTS

– Net Income Per Share (diluted) of $1.00 for first-half and $0.53 for second-quarter 2007(a) –

– Record Assets Under Management (AUM) of $135.4 billion –

Highlights

•	Record first-half 2007 operating revenue(b) of $827.7 million, and a record $439.5 million for the second quarter

•

Asset Management operating revenue increased to record levels with $308.6 million for the first half and $161.6 million for the second quarter, including record management fees of $272.9 million and $142.2 million in the respective periods

•	Grew AUM to a record $135.4 billion, with record net inflows of $14.2 billion for the first half

•

Financial Advisory operating revenue of $467.6 million for the first half and $245.0 million for the second quarter, including M&A revenue of $360.4 million and $164.3 million in the respective periods, with a backlog weighted to the second half of the year

•	Net income on a fully-exchanged basis(a) of $116.5 million for the first half and $61.5 million for the second quarter

•

Accelerated expansion of the Financial Advisory business through the acquisition of an Australian financial advisory firm, the planned acquisition of a U.S. middle market advisory firm, execution of a cooperation agreement in Russia and Central and Eastern Europe, and the pending investment in a financial advisory firm in Central and South America

NEW YORK, August 1, 2007 – Lazard Ltd (NYSE: LAZ) today announced financial results for the first half and second quarter ended June 30, 2007. Net income assuming full exchange of exchangeable interests(a) increased to $116.5 million for the first half of 2007 from $115.4 million for the first half of 2006. Net income per common share (diluted) assuming full exchange of exchangeable interests was $1.00 for the first half of 2007 compared to $1.11 for the first half of 2006, reflecting the 13% increase in the number of shares during this period. The increase in shares is primarily due to the issuance of 8.1 million common shares in the December 2006 equity offering and the dilutive effects of the equity securities units and of a convertible note issued in May 2006.

Operating revenue(b) increased 9% to a record $827.7 million for the first half of 2007 compared to $762.0 million for the first half of 2006, resulting primarily from growth in Lazard’s Asset Management business. Asset Management operating revenue increased 24% during the first half of 2007 to a record of $308.6 million, compared to $249.0 million in the first half of 2006. Operating income(c) was $167.4 million for the first half of 2007, compared to $162.8 million for the first half of 2006.

(a)	On a fully-exchanged basis, which refers to the full conversion of all outstanding exchangeable interests held by the members of LAZ-MD Holdings and is a non-GAAP measure.
(b)	Operating revenue excludes interest expense relating to financing activities and revenue relating to the consolidation of General Partnerships of Lazard Asset Management (LAM), each of which are included in net revenue.
(c)	Operating income is after interest expense and before income taxes and minority interests.

For the second quarter of 2007, net income assuming full exchange of exchangeable interests was $61.5 million, or $0.53 per common share (diluted), compared to $62.9 million, or $0.60 per common share (diluted) for the second quarter of 2006. Operating revenue for the second quarter of 2007 increased 7% to $439.5 million compared to $410.8 million for the second quarter of 2006, also resulting primarily from growth in Lazard’s Asset Management business. Asset Management operating revenue increased 25% to a record second quarter of $161.6 million, compared to $129.8 million in the second quarter of 2006. Operating income was $89.2 million for the second quarter of 2007, compared to $84.7 million for the second quarter of 2006.

Operating income in the first half and second quarter of 2007 includes (i) approximately $4.0 million representing our interest in the net proceeds from the sale by LFCM Holdings of a portion of its interest in Panmure Gordon & Co. plc and (ii) a cost provision of approximately $4.0 million relating to leases on abandoned space. Operating income in the first half and second quarter of 2006 included a gain of approximately $5.3 million from the termination of our joint venture relationship in Italy.

Lazard believes that results assuming full exchange of outstanding exchangeable interests provide the most meaningful basis for comparison among present, historical and future periods.

Before exchange of exchangeable interests, net income increased 29% to $55.7 million for the first half of 2007, compared to $43.2 million for the first half of 2006. The 29% increase exceeded the 1% increase in net income assuming full exchange of exchangeable interests as the minority interest represented by the exchangeable interests declined as a result of the secondary component of the equity offering in December 2006. Before exchange of exchangeable interests, net income per common share (diluted) was $0.98 compared to $1.10 in the first half of 2006. Before exchange of outstanding exchangeable interests, net income increased 24% to $29.3 million for the second quarter of 2007, or $0.52 per common share (diluted) compared to $23.5 million, or $0.59 per common share (diluted) for the second quarter of 2006.

Comments

“We are in the second year of our five-year strategic plan, and are preparing for the future by building a platform for long-term growth. Although markets, and our results, will fluctuate from year to year, our strategy continues to be to deliver an average annual earnings per share growth of over 20 percent during the term of this plan, while investing in our core Financial Advisory and Asset Management businesses,” said Bruce Wasserstein, Chairman and Chief Executive Officer of Lazard Ltd. “We have built up the financial foundation for growth through our recent equity and debt financings, and have bolstered our managerial infrastructure. We are pleased with our progress, but there is always more work to do.”

“We are now in the acceleration phase of our strategic plan, and will continue to expand geographically, by product and by industry. For example, over the past three months, we expanded our Financial Advisory business in vibrant markets,” added Mr. Wasserstein. “First, we announced plans to acquire 50 percent of MBA Banco de Inversiones, which will extend our reach across Central and South America. Next, we signed a cooperation agreement with Raiffeisen Investment, the M&A advisory business of Austria’s largest banking group, strengthening our footprint across Russia, Central and Eastern Europe. In July, we announced plans to acquire Goldsmith Agio Helms, a U.S. middle market advisory firm, which will serve as the core of a new growth initiative focused on advising mid-sized companies. And yesterday, we acquired Carnegie Wylie, one of Australia’s leading financial advisory firms, accelerating our growth in the Australian and Asia Pacific markets. We believe these firms are staffed with the highest quality professionals and will be a good cultural fit.”

“We continue to make impressive achievements in our Asset Management business. Assets under management grew by 44% over the past year to a record $135 billion. We grew our total Asset Management revenues by 24% in the first half of 2007 and also achieved record management fees in the first half and the second quarter of 2007. We are actively pursuing expansion of our Asset Management business through acquisitions, new investment products, including merchant banking, new hires of individuals and teams, and upgrading our current platforms for future growth,” said Mr. Wasserstein.

“In recent weeks, the markets have been volatile and there may be a near term recalibration of the pricing and structure of transactions. We as a firm feel comfortable with the current environment. But, there is also a clear emergence of global investors, such as from China, Singapore, India, Brazil, the Middle East and Russia. We believe globalization will continue to accelerate and there will be increased opportunities for strategic investors,” said Mr. Wasserstein. “We strongly believe the secular trend toward greater flow of assets will continue.”

“There is a need to differentiate the impact of changing events on quite different firms,” said Mr. Wasserstein. “Our firm is well balanced. Lazard is well positioned because of our diversity by geography, industry, and client base on the advisory side. Adverse conditions tend to reinforce the demand for our world-leading restructuring practice. Asset management, which is a significant component of our business, continues to be strong. We are not in the sub-prime business. We are not a public hedge fund. We don’t have a significant principal trading book or hanging bridge loans, and we believe we have limited exposure to a softening of leveraged buyouts. In times of uncertainty, intellectual capital and good advice are most valuable.”

“Our market position continues to be strong for 2007, in both our Asset Management and Financial Advisory businesses,” noted Steven J. Golub, Lazard’s Vice Chairman. “As we indicated at the end of our first quarter, Financial Advisory backlog for completion of transactions is expected to be weighted toward the second half of the year, including many assignments that are not public. For this reason, among other factors, our results are measured best on an annual basis rather than on any single quarter. In fact, the disclosed value of client transactions that have closed since July 1 is already higher than the disclosed value of client transactions that closed during our entire second quarter.”

“Our Financial Advisory business maintains its reputation of providing independent strategic advice,” said Mr. Golub. “Recently announced transactions include Groupe Danone’s discussions with Kraft to sell its $7.2 billion Biscuits and Cereal Products business and its €12.3 billion offer for Royal Numico, Resolution plc’s £8.6 billion merger with Friends Provident, Penn National Gaming’s $8.9 billion sale to a group of private equity investors, Microsoft’s $6.0 billion acquisition of aQuantive, PPG’s €2.2 billion offer for SigmaKalon Group, Arrow International’s $2.0 billion sale to Teleflex, American Standard in its $1.8 billion sale of its bath and kitchen division and its spinoff of WABCO and advising Emap on its review of its strategic options. We also continue to work on other major transactions such as Barclays’ €67.5 billion merger with ABN Amro, the largest bank merger in history, Acciona in its agreement with Enel concerning their €43.7 billion transaction with respect to Endesa, TXU’s $45 billion sale to a private equity group and KeySpan’s $11.8 billion sale to National Grid.”

“We continue to focus on controlling costs, are investing for growth, and remain confident that our business model will continue to yield long-term attractive results,” added Mr. Golub.

The Company’s quarterly revenue and profits can fluctuate materially depending on the number, size and timing of completed transactions on which it advised, as well as seasonality and other factors. Accordingly, the revenue and profits in any particular quarter may not be indicative of future results. As such, Lazard management believes that annual results are the most meaningful.

Net Revenue

Financial Advisory

Lazard’s Financial Advisory business encompasses general strategic and transaction-specific advice to public and private companies, governments and other parties, and includes Financial Restructuring as well as various corporate finance services. Some of our assignments and, therefore, related revenue, are not reflected in publicly available statistical information.

Financial Advisory operating revenue was $467.6 million for the first half of 2007, compared to $484.2 million for the first half of 2006. For the second quarter of 2007, Financial Advisory revenue was $245.0 million, compared to $262.1 million for the second quarter of 2006.

M&A

M&A operating revenue was $360.4 million and $164.3 million for the first half and second quarter of 2007, respectively, compared to $391.8 million and $197.9 million for the corresponding 2006 periods.

Completed M&A transactions in the second quarter of 2007 included the following transactions on which Lazard advised:

•	Fadesa Inmobiliaria’s €6.9 billion merger with Martinsa

•	Disney in the $2.4 billion merger of its radio unit, ABC Radio, with Citadel Broadcasting

•	Fairfax Media’s A$2.9 billion merger with Rural Press

•	VIASYS Healthcare’s $1.5 billion sale to Cardinal Health

•	USI Holdings’ Special Committee in its $1.4 billion sale to Goldman Sachs Capital Partners

•	Thales’ €1.0 billion combination with Alcatel-Lucent’s transportation and security assets

•	Stedim’s $1.2 billion (combined value) merger with Sartorius Biotechnology

•	Matsushita Electric Works’ ¥50.0 billion acquisition of Anchor Electricals

•	InTown Suites' sale to a venture led by affiliates of Westmont Hospitality Group and Kimco Realty Corporation

•	Neuf Cegetel’s acquisition of T-Online France (Club Internet) from Deutsche Telekom

Pending, announced M&A transactions on which Lazard has advised since the close of our second quarter 2007, include:

•	Barclays’ €67.5 billion merger with ABN Amro

•	Acciona in its agreement with Enel concerning their €43.7 billion transaction with respect to Endesa

•	TXU’s $45.0 billion sale to an investor group led by KKR and TPG

•	Gaz de France’s €37.8 billion merger with Suez

•	Essent shareholders in the €24.0 billion (combined equity value) merger with Nuon

•	Groupe Danone’s $7.2 billion sale of its Biscuits and Cereal Products business to Kraft Foods and its €12.3 billion offer for Royal Numico

•	Resolution plc’s £8.6 billion (combined value) merger with Friends Provident

•	Mellon Financial’s $16.5 billion merger with The Bank of New York

•	KeySpan’s $11.8 billion sale to National Grid

•	Chicago Board of Trade’s Special Transaction Committee in its $11.1 billion merger with the Chicago Mercantile Exchange

•	Penn National Gaming’s $8.9 billion sale to funds affiliated with Fortress and Centerbridge

•	Dollar General’s $7.3 billion sale to KKR

•	Microsoft’s $6.0 billion acquisition of aQuantive

•	Nestlé’s $5.5 billion acquisition of Gerber and its $2.5 billion acquisition of the medical nutrition business of Novartis

•	Florida Rock’s $4.6 billion sale to Vulcan Materials

•	PPG’s €2.2 billion offer for SigmaKalon Group

•	Sempra Energy’s $2.7 billion commodity marketing joint venture with Royal Bank of Scotland

•	Arrow International’s $2.0 billion sale to Teleflex

•	France Telecom’s €1.4 billion acquisition of One GmbH with Mid Europa Partners

•	American Standard’s $1.8 billion sale of its Bath and Kitchen business to Bain Capital and its spinoff of WABCO

•	Royal Bank of Scotland’s £1.0 billion sale of Citigroup Tower and £452 million sale of Bank of America’s London headquarters at Canary Wharf

•	Minnesota Steel’s sale to Essar and Essar’s $1.7 billion investment in an integrated steel plant

•	Catalina Marketing’s Special Committee in its $1.7 billion sale to Hellman & Friedman

•	Barclays Private Equity’s €800 million sale of TUJA to Adecco

•	Veolia Environnement’s $788 million acquisition of Thermal North America

•	IBM’s SEK 5.2 billion acquisition of Telelogic

•	Eiffage S.A. in its defense against an approach by Sacyr

•	L’Oreal USA’s acquisition of Maly’s West

•	Louis Dreyfus Group's reorganization of family shareholdings

•	MF Global in its separation from Man Group

•	Emap in its review of its strategic options

Financial Restructuring

Financial Restructuring operating revenue was $38.7 million for the first half of 2007, compared to $34.6 million for the first half of 2006, and was $29.1 million for the 2007 second quarter, compared to $21.0 million for the second quarter of 2006.

Restructuring assignments completed in the second quarter of 2007 include Eurotunnel, Lake at Las Vegas, North Atlantic Trading Company, SunCom Wireless and the sale of New Century Financial’s loan servicing operations. We are continuing our work on a number of other Restructuring assignments, including those involving InSight Health Services, Collins & Aikman, Tower Automotive, Calpine’s Unsecured Creditors Committee, Movie Gallery, and the UAW in connection with Delphi's bankruptcy and an ad hoc committee of second lien holders in connection with Dura Automotive’s Chapter 11 filing. We also have been retained to advise the UAW in connection with its ongoing discussions with Chrysler over its retiree health care obligations.

Corporate Finance and Other

Corporate Finance and Other operating revenue was $68.6 million for the first half of 2007, compared to $57.7 million for the first half of 2006, and was $51.6 million for the 2007 second quarter compared to $43.1 million for the second quarter of 2006. These increases were primarily driven by the fact that we advised on a number of recent capital markets transactions, including Special Purpose Acquisition Corporation transactions (SPACs) for Aldabra 2 Acquisition Corporation’s IPO, Columbus Acquisition Corporation’s IPO and Apex Bioventures Acquisition Corporation’s IPO. We also served as placement agent of private equity for Virgin America, the start-up airline.

Our Alternative Capital Finance group has also advised on a number of Private Investment in Public Equity transactions (PIPEs) and Registered Direct (RD) offerings. Notable assignments during the first half of 2007 included a PIPEs transaction for Adaltis, and common stock RD offerings for Towerstream and Cyclacel.

Asset Management

Asset Management operating revenue increased 24% to $308.6 million and 25% to $161.6 for the first half and second quarter of 2007, respectively, both record levels, compared with $249.0 million and $129.8 million for the corresponding 2006 periods.

Management fees increased 26% to $272.9 million and 27% to $142.2 million for the first half and second quarter of 2007, respectively, compared with $216.0 million and $112.2 million for the corresponding 2006 periods. The second quarter of 2007 represents our highest first-half and quarterly management fees ever. Average assets under management rose 38% for the second quarter of 2007 to $130.1 billion from $94.5 billion for the second quarter of 2006. Assets under management at the end of the second quarter of 2007 were $135.4 billion, representing a 23% increase over the level of assets under management at year-end 2006, due principally to net inflows of $14.2 billion as well as market appreciation of $10.4 billion. With net inflows in the second quarter of $2.6 billion, Lazard has now had net inflows in six of the last seven quarters.

Incentive fees were $10.8 million and $5.8 million for the first half and second quarter of 2007, respectively, compared with $13.9 million and $7.5 million for the comparable 2006 periods. Incentive fees are recorded on the measurement date, which for most of our funds that are subject to incentive fees falls in the fourth quarter.

Expenses

Compensation and Benefits

The ratio of compensation and benefits expense to operating revenue measured 56.7% for the first half and second quarter of 2007, compared to 57.0% for the comparable 2006 periods. Compensation and benefits expense increased 8% to $469.1 million and 6% to $249.0 million for the first half and second quarter of 2007, respectively, compared with $434.3 million and $234.1 million for the respective 2006 periods, reflecting increases in operating revenue. The increases in compensation and benefits expense were slightly lower than the 9% and 7% increases in operating revenues for the respective periods.

Non-Compensation

Non-compensation expenses were $154.0 million or 18.6% of operating revenue and $83.2 million or 18.9% of operating revenue for the first half and second quarter of 2007, respectively, compared to $126.1 million or 16.5% of operating revenue and $68.1 or 16.6% of operating revenue for the comparable 2006 periods. The increase in non-compensation expenses primarily reflects one-time VAT and other recoveries in the first half of 2006, as well as increases in expenses related to (i) increased business activity, including fund administration and services associated with the growth in assets under management, (ii) investments in our businesses including recruitment costs, travel and other market development costs, and (iii) the impact of the strengthening of the Euro, Pound and other currencies against the U.S. Dollar. In addition, the second quarter of 2007 occupancy and equipment costs includes a provision of $4 million relating to leases on abandoned space.

The percentage of non-compensation expenses to operating revenue can vary from quarter to quarter due to quarterly fluctuation in revenues, among other things. Accordingly, the results in a particular quarter may not be indicative of future results. Lazard management believes that annual results are the most meaningful basis for comparison.

Provision for Income Taxes

The provision for income taxes was $37.4 million and $20.3 million for the first half and second quarter of 2007, respectively, compared with a provision for income taxes of $34.7 million and $18.7 million for the corresponding 2006 periods. The effective tax rates for the first half and second quarter of 2007 were 22.3% and 22.8%, respectively, compared to 21.3% and 22.1% for the corresponding 2006 periods. On a fully exchanged basis, the effective tax rate for the first half and second quarter of 2007 and 2006 was 28% in each period.

Minority Interest

Minority interest, assuming full exchange of minority interests, was $5.6 million and $3.7 million for the first half and second quarter of 2007, respectively, representing the LAM general partnership interests held by certain of our managing directors. In the corresponding 2006 periods, minority interest was a $2.5 million expense and a $2.7 million benefit, respectively.

Minority interest on a US GAAP basis also includes the minority interest attributable to the exchangeable interests held by LAZ-MD Holdings LLC. Such minority interest decreased as the ownership interest represented by the exchangeable interests declined to 52.1% in the first half and second quarter of 2007 compared to 62.3% in the corresponding 2006 periods, as a result of the primary and secondary offering of the Company’s common stock in December 2006.

Strategic Business Developments

Lazard recently entered into a series of transactions as part of our five-year strategy to enhance our financial advisory capabilities in geographies and markets where we anticipate significant growth opportunities.

•

In May, we announced expansion plans in Latin America with our intention to acquire a 50% interest in MBA Banco de Inversiones. MBA is a financial advisory firm with offices across Central and South America. This acquisition, which is expected to close in the first half of 2008, complements Signatura Lazard, our successful joint venture in Brazil.

•

In June, we signed a joint cooperation agreement with Raiffeisen Investment, the M&A advisory business of Austria’s largest banking group, to provide M&A advisory services in Russia and Central and Eastern Europe. The agreement strengthens Lazard’s access to nearly 30 new markets across the region.

•

In July, we announced a new growth initiative focused on the U.S. middle market through the planned acquisition of Goldsmith Agio Helms, a specialist investment bank focused on financial advisory for mid-sized private companies. With the closing expected by the end of August, 2007, we will have added to our geographic footprint, especially in Minneapolis, Los Angeles and Chicago, and will provide access for Lazard’s current Financial Advisory clients to mid-sized, U.S. private companies.

And yesterday, we expanded our business in Australia and the Asia Pacific region by acquiring Carnegie, Wylie & Company, one of Australia’s leading independent financial advisory firms. Carnegie Wylie, located in Melbourne, Sydney and Brisbane, and a team of more than 20 professionals, provides mergers and acquisitions advisory services and manages a private equity fund. This acquisition, effective immediately, will allow us to build our business faster in the Australian and Asia Pacific markets.

The investment in MBA and the acquisition of Goldsmith Agio Helms are subject to regulatory and other customary approvals.

Non-GAAP Information

Lazard discloses certain non-GAAP financial information, which management believes provides the most meaningful basis for comparison among present, historical and future periods. The following are non-GAAP measures used in the accompanying financial information:

•	Net income assuming full exchange of exchangeable interests

•	Operating Revenue

•	Minority interest assuming full exchange of exchangeable interests

Conference Call

Bruce Wasserstein, Chairman and Chief Executive Officer, Steven Golub, Vice Chairman, and Michael Castellano, Chief Financial Officer, will host a conference call today at 10am EDT to discuss the company’s financial results for the first half and second quarter of 2007. The conference call can be accessed via a live audio web cast available through Lazard’s Investor Relations website at www.lazard.com, or by dialing (800) 946-0782 (for the U.S. and Canada) or +1 (719) 457-2657 (outside of the U.S. and Canada), 15 minutes prior to the start of the conference call.

A replay of the web cast will be available beginning at 1:00 p.m. EDT today through August 15, 2007, via the Lazard Investor Relations website, or by dialing (888) 203-1112 (for the U.S. and Canada) or +1 (719) 457-0820 (outside of the U.S. and Canada); the access code is 7845600.

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Additional financial, statistical and business-related information is included in a financial supplement. This earnings release, the financial supplement and selected transaction information will be available today on our website at www.lazard.com.

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Lazard, one of the world's preeminent financial advisory and asset management firms, operates from 29 cities across 16 countries in North America, Europe, Asia, Australia and South America. With origins dating back to 1848, the firm provides advice on mergers and acquisitions, restructuring and capital raising, as well as asset management services to corporations, partnerships, institutions, governments, and individuals. For more information on Lazard, please visit www.lazard.com.

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Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements.” In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, and the negative of these terms and other comparable terminology. These forward-looking statements are not historical facts but instead represent only our belief regarding future results, many of which, by their nature, are inherently uncertain and outside of our control. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements.

These factors include, but are not limited to, those discussed in our Annual Report on Form 10-K under Item 1A “Risk Factors,” and also disclosed from time to time in reports on Forms 10-Q and 8-K including the following:

•	A decline in general economic conditions or the global financial markets;

•	Losses caused by financial or other problems experienced by third parties;

•	Losses due to unidentified or unanticipated risks;

•	A lack of liquidity, i.e., ready access to funds, for use in our businesses; and

•	Competitive pressure.

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Lazard Ltd is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, Lazard and its operating companies use their websites to convey information about their businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates of assets under management in various hedge funds and mutual funds and other investment products managed by Lazard Asset Management LLC and its subsidiaries. Monthly updates of these funds will be posted to the Lazard Asset Management website (www.lazardnet.com) on the third business day following the end of each month. Investors can link to Lazard and its operating company websites through www.lazard.com.

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LAZARD LTD

OPERATING REVENUE

(unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2007	2006	Increase / (Decrease)		2007	2006	Increase / (Decrease)
	($ in thousands)
Financial Advisory
M&A	$164,318	$197,856	$(33,538)	(17)%	$360,386	$391,839	$(31,453)	(8)%
Financial Restructuring	29,073	21,047	8,026	38%	38,693	34,640	4,053	12%
Corporate Finance and Other	51,619	43,149	8,470	20%	68,554	57,722	10,832	19%

Total	245,010	262,052	(17,042)	(7)%	467,633	484,201	(16,568)	(3)%

Asset Management
Management Fees	142,230	112,203	30,027	27%	272,869	216,008	56,861	26%
Incentive Fees	5,752	7,456	(1,704)	(23)%	10,758	13,939	(3,181)	(23)%
Other Revenue	13,666	10,159	3,507	35%	24,938	19,089	5,849	31%

Total	161,648	129,818	31,830	25%	308,565	249,036	59,529	24%

Corporate	32,868	18,970	13,898	—	51,525	28,726	22,799	—

Operating Revenue*	439,526	410,840	28,686	7%	827,723	761,963	65,760	9%

LAM GP Related Revenue/(Loss)	3,724	(2,722)	6,446	—	5,555	2,537	3,018	—
Other Interest Expense	(21,890)	(21,210)	(680)	—	(42,720)	(41,334)	(1,386)	—

Net Revenue	$421,360	$386,908	$34,452	9%	$790,558	$723,166	$67,392	9%

*	Operating revenue excludes interest expense relating to financing activities and revenue/(loss) relating to the consolidation of LAM General Partnerships, each of which are included in net revenue.

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	($ in thousands, except per share data)
Total revenue (a)	$447,178	$416,014	$845,790	$771,012
LFB interest expense	(7,652)	(5,174)	(18,067)	(9,049)

Operating revenue	439,526	410,840	827,723	761,963
LAM GP related revenue/(loss)	3,724	(2,722)	5,555	2,537
Other interest expense	(21,890)	(21,210)	(42,720)	(41,334)

Net revenue	421,360	386,908	790,558	723,166
Operating expenses:
Compensation and benefits	249,046	234,148	469,084	434,287

Occupancy and equipment	24,285	19,013	43,974	37,453
Marketing and business development	16,964	14,200	33,366	27,850
Technology and information services	14,161	11,756	26,767	23,971
Professional services	13,711	13,441	22,529	20,050
Fund administration and outsourced services	4,459	4,119	8,968	7,128
Other	9,571	5,538	18,439	9,618

Total non-compensation expense	83,151	68,067	154,043	126,070

Operating expenses	332,197	302,215	623,127	560,357

Operating income	89,163	84,693	167,431	162,809

Provision for income taxes	20,313	18,734	37,374	34,674

Income before minority interest in net income	68,850	65,959	130,057	128,135
Minority interest in net income (excluding LAZ-MD)	3,725	(2,722)	5,558	2,540
Minority interest in net income (LAZ-MD only)	35,829	45,136	68,849	82,364

Net income	$29,296	$23,545	$55,650	$43,231

Net income assuming full exchange of exchangeable interests (b)	$61,515	$62,939	$116,548	$115,393

Weighted average shares outstanding:
Basic	51,439,125	37,480,751	51,439,097	37,491,820
Diluted (c)	62,737,737	43,980,216	90,477,035	42,511,380

Net income per share:
Basic	$0.57	$0.63	$1.08	$1.15
Diluted	$0.52	$0.59	$0.98	$1.10

Weighted average shares outstanding, assuming full exchange of exchangeable interests:
Basic	107,512,179	99,579,199	107,524,848	99,600,419
Diluted	118,810,791	106,078,664	118,513,562	104,619,979

Net income per share - assuming full exchange of exchangeable interests:
Basic	$0.57	$0.63	$1.08	$1.16
Diluted	$0.53	$0.60	$1.00	$1.11

(a)	Excluding LAM General Partnership related revenue/(loss)
(b)	Represents a reversal of the minority interests related to LAZ-MD Holdings’ ownership of Lazard Group common membership interests net of an adjustment for Lazard Ltd entity-level taxes to effect a full exchange of interests as of January 1, 2006 (see "Reconciliation of US GAAP to Full Exchange Results").
(c)	In determining weighted average shares outstanding, the exchangeable interests were not considered dilutive for the three month period ended June 30, 2007 and the three and six month periods ended June 30, 2006 whereas they were considered dilutive for the six month period ended June 30, 2007 (see "Reconciliation of Shares Outstanding and Basic & Diluted Net Income Per Share").

LAZARD LTD

SELECTED QUARTERLY OPERATING RESULTS

(unaudited)

	Three Months Ended
	June 30, 2007	Mar. 31, 2007	Dec. 31, 2006	Sept. 30, 2006	June 30, 2006	Mar. 31, 2006	Pro Forma(a) Dec. 31, 2005	Sept. 30, 2005
	($ in thousands, except per share data)
Financial Advisory
M&A	$164,318	$196,068	$247,483	$153,215	$197,856	$193,983	$182,984	$187,241
Financial Restructuring	29,073	9,620	20,423	15,562	21,047	13,593	23,037	39,956
Corporate Finance and Other	51,619	16,935	34,260	18,291	43,149	14,573	32,216	30,681

Total	245,010	222,623	302,166	187,068	262,052	222,149	238,237	257,878

Asset Management
Management Fees	142,230	130,639	121,589	112,726	112,203	103,805	98,366	98,268
Incentive Fees	5,752	5,006	42,009	3,423	7,456	6,483	33,977	2,717
Other Revenue	13,666	11,272	10,961	8,720	10,159	8,930	7,170	7,328

Total	161,648	146,917	174,559	124,869	129,818	119,218	139,513	108,313

Corporate	32,868	18,657	14,774	5,668	18,970	9,756	9,965	8,069

Operating revenue (b)	$439,526	$388,197	$491,499	$317,605	$410,840	$351,123	$387,715	$374,260

Operating income (c)	$89,163	$78,268	$115,207	$49,193	$84,693	$78,116	$77,084	$77,289

Net income	$29,296	$26,354	$36,596	$13,158	$23,545	$19,686	$21,743	$19,011

Net income per share
Basic	$0.57	$0.51	$0.88	$0.35	$0.63	$0.52	$0.58	$0.51
Diluted	$0.52	$0.47	$0.78	$0.34	$0.59	$0.51	$0.57	$0.51

Net income assuming full exchange of exchangeable interests	$61,515	$55,033	$85,817	$34,983	$62,939	$52,454	$57,261	$51,690

Net income per share - assuming full exchange of exchangeable interests
Basic	$0.57	$0.51	$0.84	$0.35	$0.63	$0.53	$0.57	$0.52
Diluted	$0.53	$0.47	$0.78	$0.34	$0.60	$0.51	$0.57	$0.52

(a)	The unaudited pro forma selected quarterly operating results for December 31, 2005 present Lazard’s historical financial information adjusted to reflect the separation and recapitalization transactions, including its initial public offering and the additional financing transactions, assuming they had been completed as of January 1, 2005.
(b)	Operating revenue excludes interest expense relating to financing activities and revenue/(loss) relating to the consolidation of LAM General Partnerships, each of which are included in net revenue.
(c)	Operating income is after interest expense and before income taxes and minority interests.

LAZARD LTD

NON COMPENSATION EXPENSE

(unaudited)

	Three Months Ended							Year Ended
	June 30, 2007		Mar. 31, 2007	Dec. 31, 2006	Sept. 30, 2006	June 30, 2006	Mar. 31, 2006	Dec. 31, 2006	Pro Forma(a) Dec. 31, 2005
	($ in thousands)
Occupancy and equipment	$24,285	(b)	$19,689	$18,315	$18,257	$19,013	$18,440	$74,025	$74,104
Marketing and business development	16,964		16,402	17,194	13,852	14,200	13,650	58,896	59,937
Technology and information services	14,161		12,606	13,244	11,943	11,756	12,215	49,158	49,251
Professional services	13,711		8,818	11,250	14,316	13,441	6,609	45,616	26,243
Fund administration and outsourced services	4,459		4,509	4,390	3,703	4,119	3,009	15,221	9,825
Provision pursuant to tax receivable agreement	—		—	5,964	—	—	—	5,964	2,685
Other	9,571		8,868	11,161	5,266	5,538	4,080	26,045	35,417

Total non-compensation expense	$83,151		$70,892	$81,518	$67,337	$68,067	$58,003	$274,925	$257,462

(a)	Excludes one-time IPO-related costs of $2,935.
(b)	Includes a provision of $4,034 related to leases on abandoned space.

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED

STATEMENT OF FINANCIAL CONDITION

($ in thousands)

	June 30, 2007	December 31, 2006*
ASSETS
Cash and cash equivalents	$1,029,036	$969,483
Cash segregated for regulatory purposes or deposited with clearing organizations	32,051	16,023
Securities owned - at fair value**	648,170	579,335
Receivables	893,947	1,234,896
Other assets	506,458	408,928

Total assets	$3,109,662	$3,208,665

LIABILITIES & STOCKHOLDERS' DEFICIENCY
Liabilities
Depositors and other customer payables	$802,335	$1,195,014
Accrued compensation and benefits	194,229	437,738
Other liabilities	467,751	473,712
Senior notes:
Underlying equity security units	437,500	437,500
Others	1,153,460	649,557
Subordinated loans	150,000	200,000

Total liabilities	3,205,275	3,393,521

Commitments and contingencies

Minority interest	48,305	55,497

Stockholders' deficiency
Common stock:
Class A, par value $ .01 per share	516	516
Class B, par value $ .01 per share
Additional paid-in capital	(338,527)	(396,792)
Accumulated other comprehensive income, net of tax	38,783	32,494
Retained earnings	159,487	127,608

	(139,741)	(236,174)
Less: Class A common stock held in treasury, at cost	(4,177)	(4,179)

Total stockholders' deficiency	(143,918)	(240,353)

Total liabilities and stockholders' deficiency	$3,109,662	$3,208,665

*	Certain prior year amounts have been reclassified to conform to current year presentation.
**	At June 30, 2007 and December 31, 2006, 20% and 1%, respectively, of securities owned - at fair value represent corporate investments primarily in equity securities.

LAZARD LTD

RECONCILIATION OF SHARES OUTSTANDING AND BASIC & DILUTED NET INCOME PER SHARE

BEFORE FULL EXCHANGE

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	($ in thousands, except per share data)
Basic
Numerator:
Net income	$29,296	$23,545	$55,650	$43,231

Denominator:
Weighted average shares outstanding	51,439,125	37,480,751	51,439,097	37,491,820

Basic net income per share	$0.57	$0.63	$1.08	$1.15

Diluted
Numerator:
Net income	$29,296	$23,545	$55,650	$43,231
Add (deduct) - dilutive effect of adjustments to income for:
Interest expense on convertible notes, net of tax	469	186	930	186
Minority interest in net income resulting from assumed share issuances (see incremental issuable shares in the denominator calculation below) and Ltd level income tax effect	3,061	2,413	32,156	3,538

Diluted net income	$32,826	$26,144	$88,736	$46,955

Denominator:
Weighted average shares outstanding	51,439,125	37,480,751	51,439,097	37,491,820
Add - dilutive effect of incremental issuable shares:
Equity security units	6,066,106	4,222,816	6,046,954	3,612,945
Restricted stock units	2,600,936	917,479	2,310,190	727,030
Convertible notes	2,631,570	1,359,170	2,631,570	679,585
Exchangeable interests *	—	—	28,049,224	—

Diluted weighted average shares outstanding	62,737,737	43,980,216	90,477,035	42,511,380

Diluted net income per share	$0.52	$0.59	$0.98	$1.10

*	For the three month period ended June 30, 2007 and for the three and six month periods ended June 30, 2006, the LAZ-MD exchangeable interests were antidilutive, consequently, the effect of their conversion to shares of Class A Common Stock has been excluded from diluted earnings per share during such period.

LAZARD LTD

RECONCILIATION OF SHARES OUTSTANDING AND BASIC & DILUTED NET INCOME PER SHARE

ASSUMING FULL EXCHANGE OF EXCHANGEABLE INTERESTS AS OF JANUARY 1, 2006

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	($ in thousands, except per share data)
Basic
Numerator:
Net income	$61,515	$62,939	$116,548	$115,393

Denominator:
Weighted average shares outstanding	107,512,179	99,579,199	107,524,848	99,600,419

Basic net income per share	$0.57	$0.63	$1.08	$1.16

Diluted
Numerator:
Net income	$61,515	$62,939	$116,548	$115,393
Add dilutive effect of adjustments to income for:
Interest expense on convertible debt, net of tax	887	458	1,764	458

Diluted net income	$62,402	$63,397	$118,312	$115,851

Denominator:
Weighted average shares outstanding	107,512,179	99,579,199	107,524,848	99,600,419
Add - dilutive effect of incremental issuable shares:
Equity security units	6,066,106	4,222,816	6,046,954	3,612,945
Restricted stock units	2,600,936	917,479	2,310,190	727,030
Convertible notes	2,631,570	1,359,170	2,631,570	679,585

Diluted weighted average shares outstanding	118,810,791	106,078,664	118,513,562	104,619,979

Diluted net income per share	$0.53	$0.60	$1.00	$1.11

RECONCILIATION OF US GAAP TO FULL EXCHANGE RESULTS

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	($ in thousands)
Net income - US GAAP	$29,296	$23,545	$55,650	$43,231
Provision for income taxes (a)	(3,610)	(5,742)	(7,951)	(10,202)
Minority interest in net income (LAZ-MD only) (b)	35,829	45,136	68,849	82,364

Net income assuming full exchange of exchangeable interests	$61,515	$62,939	$116,548	$115,393

(a)	Represents an adjustment for Lazard Ltd entity-level taxes to effect a full exchange of LAZ-MD Holdings’ ownership of Lazard Group common membership interests, as of January 1, 2006 (see "Schedule of Income Tax Provision").
(b)	Represents a reversal of the minority interests related to LAZ-MD Holdings’ ownership of Lazard Group common membership interests to effect a full exchange of interests as of January 1, 2006.

LAZARD LTD

ASSETS UNDER MANAGEMENT ("AUM")

	As of
	June 30, 2007	March 31, 2007	December 31, 2006	September 30, 2006	June 30, 2006
	($ in millions)
Equities	$114,805	$105,483	$92,194	$81,786	$76,591
Fixed Income	13,232	12,587	11,823	11,113	11,029
Alternative Investments	3,581	3,292	3,457	3,653	3,718
Merchant Banking	1,100	936	883	854	821
Cash	2,632	2,554	2,080	1,928	1,742

Total AUM	$135,350	$124,852	$110,437	$99,334	$93,901

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	($ in millions)		($ in millions)
AUM - Beginning of Period	$124,852	$95,133	$110,437	$88,234

Net Flows	2,627	(1,573)	14,191	(710)
Market Appreciation	7,680	(212)	10,388	5,545
Foreign Currency Adjustments	191	553	334	832

AUM - End of Period	$135,350	$93,901	$135,350	$93,901

Average AUM *	$130,101	$94,517	$123,547	$92,423

*	Average AUM is based on an average of quarterly ending balances for the respective periods.

LAZARD LTD

SCHEDULE OF INCOME TAX PROVISION

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	($ in thousands)
Lazard Ltd Consolidated Effective Tax Rate
Operating Income
Lazard Group
Allocable to LAZ-MD Holdings (ownership of approximately 52.1% and 62.3% for the 2007 and 2006 periods, respectively)	$46,691	$53,033	$87,477	$101,826

Allocable to Lazard Ltd (ownership of approximately 47.9% and 37.7% for the 2007 and 2006 periods, respectively)	42,939	32,009	80,421	61,466

Total Lazard Group operating income	89,630	85,042	167,898	163,292
Lazard Ltd and its wholly owned subsidiaries	(467)	(349)	(467)	(483)

Total Lazard Ltd consolidated operating income	$89,163	$84,693	$167,431	$162,809

Provision for income taxes
Lazard Group (effective tax rates of 19.1% and 18.0% for the three and six month periods ended June 30, 2007 and 18.1% and 17.5% for the three and six month periods ended June 30, 2006, respectively)
Allocable to LAZ-MD Holdings	$8,920	$9,581	$15,732	$17,865
Allocable to Lazard Ltd	8,205	5,781	14,464	10,781

Total Lazard Group provision for income taxes	17,125	15,362	30,196	28,646
Tax adjustment for Lazard Ltd entity-level (a)	3,188	3,372	7,178	6,028

Lazard Ltd consolidated provision for income taxes	$20,313	$18,734	$37,374	$34,674

Lazard Ltd consolidated effective tax rate	22.8%	22.1%	22.3%	21.3%

Lazard Ltd Fully Exchanged Tax Rate
Operating Income
Lazard Ltd consolidated operating income	89,163	84,693	167,431	162,809
Less: LAM GP related loss/(revenue) allocable to Lazard Ltd	(3,724)	2,722	(5,555)	(2,537)

Operating income excluding LAM GP related revenue	$85,439	$87,415	$161,876	$160,272

Provision for income taxes
Lazard Ltd consolidated provision for income taxes	$20,313	$18,734	$37,374	$34,674
Tax adjustment for full exchange (b)	3,610	5,742	7,951	10,202

Total fully exchanged provision for income taxes	$23,923	$24,476	$45,325	$44,876

Lazard Ltd fully exchanged tax rate	28.0%	28.0%	28.0%	28.0%

(a)	Represents an adjustment to the Lazard Ltd tax provision for the three and six month periods ended June 30, 2007 from $8,205 to $11,393 and $14,464 to $21,642 and for the three and six month periods ended June 30, 2006 from $5,781 to $9,153 and $10,781 to $16,809 to reflect an effective tax rate of 28.0% of Lazard Ltd's share of operating income less its share of LAM GP related revenue, respectively.
(b)	Represents an adjustment to the Lazard Ltd tax provision to effect a full exchange of LAZ-MD Holdings’ ownership of Lazard Group common membership interests at an effective rate of 28.0% of operating income less LAM GP related revenue.